Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Stryker Warren, jr., CEO (763) 475-1400

UROLOGIX REPORTS THIRD QUARTER OF FISCAL YEAR 2010 RESULTS

–	Revenue increased 8% over the third quarter of fiscal 2009

–	Net loss decreased 50% compared to the third quarter of fiscal 2009

MINNEAPOLIS — April 27, 2010 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ treatment catheters that provide a durable and effective procedure delivered in the comfort of an urologist’s office for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for the fiscal 2010 third quarter ended March 31, 2010.

2010 Third Quarter Financial Results

Revenue for the third quarter ended March 31, 2010 was $3.6 million, or 8 percent more than the $3.3 million reported in the same quarter of fiscal year 2009. Revenue was 12 percent less than the $4.1 million reported in the second quarter of fiscal year 2010. The increase in revenue over the third quarter of fiscal year 2009 was due to increased sales in all distribution channels: direct, third party mobile service, and Urologix mobile service. The decrease in revenue over the second quarter of fiscal 2010 was due to decreased sales in all Urologix distribution channels.

“Our year-over-year growth points to the continued steady improvement in our business. This was achieved with lower operating expenses and improved gross margins. However, after the prior three quarters of sequential growth we were challenged by the sequential decline in volume evident this quarter. We believe distinct events affected our results this quarter, including physicians’ concern around the future of Medicare Payment rates. Though these challenges in part relate to the overall economic climate and global issues related to payment for healthcare, we are taking action to identify and address these challenges through various marketing and sales activities,” stated Stryker Warren jr., CEO.

Net loss for the third quarter was $597,000, or a loss of $0.04 per diluted share, a decrease of $604,000 or 50 percent when compared to the net loss of $1.2 million or $0.08 per diluted share for the third quarter of fiscal 2009. Net loss increased $324,000 when compared to the net loss of $273,000 or $0.02 per diluted share in the second quarter of fiscal year 2010.

Cash utilized in the third quarter of fiscal year 2010 was $247,000. The Company’s cash balance was $5.8 million as of March 31, 2010, which management considers sufficient to fund the Company’s operations beyond the next 12 months.

In the third quarter of fiscal year 2010, revenue derived from the Urologix mobile service represented 46 percent of overall revenue, compared to 48 percent in the second quarter of fiscal 2010. Revenue from catheter sales to direct accounts contributed 36 percent of overall revenue in the third quarter of fiscal 2010, as compared to 35 percent in the second quarter of fiscal 2010. Third party mobile revenue represented approximately 15 percent of overall revenue in the third quarter of fiscal 2010, consistent with the second quarter of this fiscal year.

Gross profit for the third quarter of fiscal 2010 was $2.0 million, or 55 percent of revenue, compared to $1.7 million or 50 percent of revenue for the third quarter of fiscal 2009 and $2.3 million or 57 percent of revenue in the second quarter of fiscal 2010. The increase in gross margin compared to the prior year period is primarily the result of cost benefits from increased production volumes in response to increased demand. The decline in gross margin from the second quarter of this fiscal year is primarily attributable to an inventory adjustment.

Operating expenses for the third quarter of fiscal 2010 decreased $283,000, or 10 percent, when compared to the third quarter of fiscal 2009 attributable to expense management. Operating expenses remained relatively consistent, decreasing $35,000, or one percent, when compared with the second quarter of fiscal 2010.

“The third quarter of fiscal year 2010 presented challenges to Urologix. We continually speak with urologists who recognize the clear difference Urologix provides compared to alternative therapies, including both competitive devices and chronic medication. We have developed leading technology supported by strong clinical evidence that delivers value to patients, physicians and payors. Our mission is to expand patient access to our technology by educating these same constituents that Urologix’ Cooled ThermoTherapy™ is an effective, safe and cost effective treatment option that can provide superior clinical outcomes with long term durability. Focusing upon this objective, we will continue to remind the urologist that Urologix is the reliable choice: reliable product, reliable people and reliable outcomes,” stated Stryker Warren, jr., CEO.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2010 third quarter results on Tuesday, April 27, 2010 at 4:00 p.m. Central Time. To listen to the call, please dial 1-866-356-4123 and enter the Participant Passcode 74263703 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, MN develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath®, Targis®

and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s working capital and capital resource needs, future revenue, operating performance and reimbursement rates, or the effect of future reimbursement legislation on our business. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended Mar. 31,		Nine Months Ended Mar. 31,
	2010	2009	2010	2009
Sales	$3,594	$3,328	$11,512	$9,368
Cost of goods sold	1,616	1,668	5,066	4,724

Gross profit	1,978	1,660	6,446	4,644

Costs and expenses:
Selling, general and administrative	2,115	2,272	6,685	6,352
Research and development	461	587	1,321	1,840

Total costs and expenses	2,576	2,859	8,006	8,192

Operating loss	(598)	(1,199)	(1,560)	(3,548)
Interest income, net	—	1	—	52

Loss before income taxes	(598)	(1,198)	(1,560)	(3,496)

Income tax expense (benefit)	(1)	3	(13)	49

Net loss	$(597)	$(1,201)	$(1,547)	$(3,545)

Net loss per common share—basic	$(0.04)	$(0.08)	$(0.11)	$(0.25)

Net loss per common share—diluted	$(0.04)	$(0.08)	$(0.11)	$(0.25)

Weighted average number of common shares outstanding—basic	14,522	14,473	14,503	14,467

Weighted average number of common shares outstanding—diluted	14,522	14,473	14,503	14,467

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	Mar. 31, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$5,764	$7,032
Accounts receivable, net	1,837	1,505
Inventories	1,399	1,407
Prepaids and other current assets	205	80

Total current assets	9,205	10,024

Property and equipment:
Property and equipment	11,795	11,788
Less accumulated depreciation	(10,672)	(10,380)

Property and equipment, net	1,123	1,408
Identifiable intangible assets, net	133	143
Other assets	397	566

Total assets	$10,858	$12,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$565	$462
Accrued compensation	813	791
Deferred income	199	210
Other accrued expenses	533	598

Total current liabilities	2,110	2,061
Deferred income	17	155

Total liabilities	2,127	2,216

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,263	113,910
Accumulated deficit	(105,676)	(104,129)

Total shareholders’ equity	8,731	9,925

Total liabilities and shareholders’ equity	$10,858	$12,141

Urologix, Inc.

Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended Mar. 31,
	2010	2009
Operating Activities:
Net loss	$(1,547)	$(3,545)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization Loss on disposal of assets	616 2	759 28
Provision for bad debts	26	9
Employee stock-based compensation expense	343	377
Change in operating items:
Accounts receivable	(358)	200
Inventories	(241)	(105)
Prepaids and other assets	44	113
Accounts payable	103	(244)
Accrued expenses and deferred income	(192)	(941)

Net cash used for operating activities	(1,204)	(3,349)

Investing Activities:
Purchase of property and equipment	(65)	(55)
Purchase of intellectual property	(9)	—

Net cash used for investing activities	(74)	(55)

Financing Activities:
Proceeds from stock option exercises	10	8

Net cash provided by financing activities	10	8

Net decrease in cash and cash equivalents	(1,268)	(3,396)
Cash and cash equivalents:
Beginning of period	7,032	11,031

End of period	$5,764	$7,635

Supplemental cash-flow information

Income taxes paid during the period	$13	$22
Net amount of inventory transferred to property and equipment	$249	$186